CUMBERLAND PHARMACEUTICALS REPORTS
2021 FINANCIAL RESULTS & COMPANY UPDATE
2021 highlights include agreement to acquire Sancuso® and
FDA approval for Caldolor® administration prior to surgery

NASHVILLE, TENNESSEE (Tuesday, March 8, 2022) - Cumberland Pharmaceuticals Inc. (NASDAQ: CPIX), a specialty pharmaceutical company today announced full year 2021 financial results and provided a company update. Net revenues totaled $36 million, resulting in $6 million in cash flow from operations.
As of December 31, 2021, the company's total assets were $84 million, including $27 million in cash. Total liabilities were $42 million, including $15 million on its credit facility and total shareholders' equity was $43 million.
“Despite the continued challenges of operating during a pandemic, our diversified product portfolio of FDA-approved brands has helped mitigate its negative effects and allowed us to deliver another steady performance in 2021,” said A.J. Kazimi, CEO of Cumberland Pharmaceuticals. “We closed out the year announcing our acquisition of Sancuso, an oncology-support drug that we believe will be favorable to our financial performance and provide significant benefits to oncology patients being treated for their cancers. We look forward to the year ahead and welcome the return to a more traditional operating environment.”
Cumberland acquired the U.S rights to Sancuso® from the U.S. subsidiary of Kyowa Kirin, a specialty pharmaceutical company based in Japan. Sancuso is the first and only FDA-approved prescription patch for the prevention of nausea and vomiting in cancer patients receiving certain types of chemotherapy treatment.
The active drug in Sancuso, granisetron, slowly dissolves in the thin layer of adhesive that sticks to the patient’s skin and is released into their bloodstream over several days, working continuously to prevent chemotherapy-induced nausea and vomiting (CINV). It is applied 24 to 48 hours before receiving chemotherapy and can prevent CINV for up to five consecutive days. Alternative oral treatments must be taken several times – day and night – to deliver the same therapeutic doses.
Ahead of today’s earnings call, Cumberland announced the launch of Cumberland Oncology, a new division that will support Sansuco, and potentially other oncology products. In the fourth quarter of 2021, Cumberland extended its bank line of credit for a new three-year term and expanded the facility to provide up to $20 million in capital to fund the Sancuso acquisition.
In November 2021, Cumberland received FDA approval of expanded labeling for its Caldolor® product. The intravenously delivered formulation of ibuprofen is now approved for use prior to surgery. Orthopedic surgeon Dr. Stephen Southworth, who has published extensively on intravenous ibuprofen, supported this development stating that “when administered immediately prior to surgery, patients given Caldolor experience less postoperative pain and a decrease in their opioid use.”

Also during 2021, Cumberland implemented the national launch of RediTrex®, its FDA-approved line of injectable methotrexate products. RediTrex features an innovative delivery system for easy handling and dosing accuracy. It is approved for patients with severe, active rheumatoid arthritis and polyarticular juvenile idiopathic arthritis who have difficulty tolerating or responding to orally delivered methotrexate.
Other highlights from the year:
•Cumberland signed an agreement with Verity Pharmaceuticals to license and commercialize Vibativ® in Puerto Rico. Verity has a strong presence in Puerto Rico, which is in need of a product with Vibativ’s features, as it has a large number of residents living with chronic diseases, like diabetes, that increase the risk of hospitalization and infections. Vibativ is a patented, FDA-approved injectable anti-infective for the treatment of certain serious bacterial infections, including hospital-acquired and ventilator-associated bacterial pneumonia and complicated skin infections.
•SciClone Pharmaceuticals, which has licensed Cumberland’s Vibativ product for China, submitted an application for the product’s approval in that market in early 2021. In September, the submission was accepted for review, which is expected to occur over a 12-month period.
•Enrollment in Cumberland’s clinical studies resumed after interruption due to the pandemic. Cumberland is sponsoring three Phase II clinical programs evaluating its ifetroban product candidates. These studies involve patients with cardiomyopathy associated with 1) Duchenne Muscular Dystrophy, a fatal, genetic neuromuscular disease; 2) Systemic Sclerosis, a debilitating autoimmune disorder; and 3) Aspirin-Exacerbated Respiratory Disease, a severe form of asthma.
•Cumberland issued its second annual Sustainability Report, which details the company’s activities pertaining to its environmental, social and governance matters. The 2020 Sustainability Report notes that Cumberland provided nearly 2.5 million patient doses of its products, safely disposed of over 4,000 pounds of expired and damaged products, and had no product recalls. Cumberland also had no company brands listed on the FDA’s MedWatch Safety Alerts for Human Medical Products, no company product issues identified by FDA from its Adverse Event Reporting System and no clinical trials terminated due to failure to practice good clinical standards.
The 2020 Sustainability Report also highlights several initiatives Cumberland implemented as part of its commitment to delivering high-quality pharmaceutical products to improve patient care. For example, the company continued a program to serialize all commercial products sold in the U.S., allowing it to track every unit distributed, which helps to prevent counterfeit drugs from entering the market under the Cumberland brand.
•The Company also announced its upcoming move to the new Broadwest campus in Nashville’s West End/Vanderbilt corridor. The new location will keep Cumberland close to the internationally recognized Vanderbilt Medical Center, with whom it regularly collaborates. It will also provide Cumberland a long-term home with increased efficiency and convenience for its overall operations.
•Cumberland also announced several publications in support of its products as well as a series of patient case studies outlining real-world instances in which Vibativ was used to effectively and safely treat COVID-19 patients.

FINANCIAL RESULTS:
Net Revenue: For the three months ended December 31, 2021, net revenues from continuing operations were $8.3 million. The company also recorded an additional $0.5 million in revenue during the fourth quarter associated with divested rights to products that the company no longer distributes.
Annual net revenues were $36.0 million, with an additional $2.0 million in revenue associated with divested product rights.

Net revenue by product for the fourth quarter of 2021 included $3.7 million for Kristalose®, $2.9 million for Vibativ®, $1.2 million for Caldolor®, $0.2 million for Acetadote®, $0.1 million for Omeclamox®, $0.1 million for RediTrex® and a break-even point for Vaprisol®.

Annual net revenue by product included $16.0 million for Kristalose®, $11.7 million for Vibativ®, $5.0 million for Caldolor®, $1.9 million for Vaprisol®, $0.9 million for Acetadote®, $0.1 million for RediTrex® and Omeclamox® reporting current year deductions over sales.
Operating Expenses: Total operating expenses for the fourth quarter were $12.7 million and $43.7 million for the full year 2021.
Adjusted Earnings: Adjusted earnings for the fourth quarter of 2021 were $(1.9) million compared to a net loss of $(4.4) million. For the full year, adjusted earnings were $(1.2) million, or $(0.08) per share compared to a net loss of $(5.6) million, or $(0.37) per share.
The annual 2021 adjusted earnings calculation does not include the benefit of the $2.0 million in payments received for the two products returned. It also does not include the benefit of the $3.4 million of Vibativ cost of goods associated with sales of the product during the year, which was received with the product acquisition. Cumberland recorded an additional $1.1 million in a one-time write-off of expired inventory, also received as part of the acquisition.
Cash Flow: Cash flow from operations for the year ended December 31, 2021 was $6.3 million.
Balance Sheet: At December 31, 2021, Cumberland had $84 million in total assets, including $27.0 million in cash and cash equivalents. Total liabilities were $42 million, including $15 million outstanding on the Company's revolving line of credit. Total shareholders' equity was $43 million.

CONFERENCE CALL & WEBCAST
A conference call and live Internet webcast will be held today March 8, 2022 at 4:30 p.m. Eastern Time to discuss the results. To participate in the call, please dial (877) 303-1298 (for U.S. callers) or (253) 237-1032 (for international callers). A rebroadcast of the teleconference will be available for one week and can be accessed by dialing (855) 859-2056 (for U.S. callers) or (404) 537-3406 (for international callers). The Conference ID for the rebroadcast is 1497637. Both the live webcast and rebroadcast can be accessed via Cumberland's website at http://investor.cumberlandpharma.com/events-calendar.
ABOUT CUMBERLAND PHARMACEUTICALS:
Cumberland Pharmaceuticals Inc. is the largest biopharmaceutical company founded and headquartered in the Mid-South and is focused on the delivery of high-quality, prescription brands designed to improve patient care. The company develops, acquires, and commercializes products for the hospital acute care, gastroenterology, rheumatology and oncology market segments.
Cumberland’s portfolio of FDA-approved brands includes:
•Acetadote® (acetylcysteine) injection, for the treatment of acetaminophen poisoning;

•Caldolor® (ibuprofen) injection, for the treatment of pain and fever;

•Kristalose® (lactulose) for oral solution, a prescription laxative, for the treatment of constipation;

•Omeclamox®-Pak, (omeprazole, clarithromycin, amoxicillin) for the treatment of Helicobacter pylori (H. pylori) infection and related duodenal ulcer disease;

•RediTrex® (methotrexate) injection, for the treatment of active rheumatoid, juvenile idiopathic and severe psoriatic arthritis, as well as disabling psoriasis;

•Sancuso® (granisetron) transdermal system, for the prevention of nausea and vomiting in patients receiving certain types of chemotherapy treatment;

•Vaprisol® (conivaptan) injection, to raise serum sodium levels in hospitalized patients with euvolemic and hypervolemic hyponatremia; and

•Vibativ® (telavancin) injection, for the treatment of certain serious bacterial infections including hospital-acquired and ventilator-associated bacterial pneumonia, as well as complicated skin and skin structure infections.
The company also has a series of Phase II clinical programs underway evaluating its ifetroban product candidate in patients with cardiomyopathy associated with Duchenne Muscular Dystrophy (DMD), Systemic Sclerosis (SSc) and Aspirin-Exacerbated Respiratory Disease (AERD).
For more information on Cumberland’s approved products, including full prescribing information, please visit links to the individual product websites, which can be found on the company’s website at www.cumberlandpharma.com.

About Acetadote® (acetylcysteine) Injection
Acetadote, administered intravenously within 8 to 10 hours after ingestion of a potentially hepatotoxic quantity of acetaminophen, is indicated to prevent or lessen hepatic injury. Used in the emergency department, Acetadote is approved in the United States to treat overdose of acetaminophen, a common ingredient in many over-the-counter medications. Acetadote is contraindicated in patients with hypersensitivity or previous anaphylactoid reactions to acetylcysteine or any components of the preparation. For full prescribing and safety information, visit www.acetadote.com.
About Caldolor® (ibuprofen) Injection
Caldolor is indicated in adults and pediatric patients for the management of mild to moderate pain and management of moderate to severe pain as an adjunct to opioid analgesics, as well as the reduction of fever. It was the first FDA-approved intravenous therapy for fever. Caldolor is contraindicated in patients with known hypersensitivity to ibuprofen or other NSAIDs, patients with a history of asthma or other allergic type reactions after taking aspirin or other NSAIDs. Caldolor is contraindicated for use during the peri-operative period in the setting of coronary artery bypass graft (CABG) surgery. For full prescribing and safety information, including boxed warning, visit www.caldolor.com.
About Kristalose® (lactulose) Oral Solution
Kristalose is indicated for the treatment of acute and chronic constipation. It is a unique, proprietary, crystalline form of lactulose, with no restrictions on length of therapy or patient age. Kristalose is contraindicated in patients who require a low-galactose diet. Elderly, debilitated patients who receive lactulose for more than six months should have serum electrolytes (potassium, chloride, carbon dioxide) measured periodically. For full prescribing and safety information, visit www.kristalose.com.
About Omeclamox®-Pak (omeprazole, clarithromycin, amoxicillin)
Omeprazole is an antisecretory drug, which works by decreasing the amount of acid the stomach produces. Clarithromycin and amoxicillin are antibacterial drugs, which inhibit the growth of bacteria allowing the stomach lining to heal. Omeclamox-Pak is contraindicated in patients with a history of hypersensitivity to omeprazole, any macrolide antibiotic or penicillin. For full prescribing and safety information, visit www.omeclamox.com.
About RediTrex® (methotrexate) Injection
RediTrex is a single-dose prefilled syringe containing prescription methotrexate. RediTrex is used to treat adults with severe, active rheumatoid arthritis and children with active polyarticular juvenile idiopathic arthritis, after treatment with other medicines including non-steroidal anti-inflammatory drugs (NSAIDS) have been used and did not work well. Methotrexate can control the symptoms of severe, resistant, disabling psoriasis in adults when other types of treatment have failed. For full prescribing and safety information, visit www.reditrex.com.

About Sancuso® (granisetron) Transdermal System
Sancuso is the only skin patch approved by the U.S. Food and Drug Administration for the prevention of chemotherapy-induced nausea and vomiting (CINV) in patients receiving moderately and/or highly emetogenic chemotherapy. When applied 24 to 48 hours before receiving chemotherapy, the SANCUSO patch slowly and continuously releases the medicine contained in the adhesive through clean and intact skin areas into the patient’s bloodstream. It can be worn for up to seven days in a row for chemotherapy regimens of up to five consecutive days. For full prescribing and safety information, visit www.sancuso.com.
About Vaprisol® (conivaptan hydrochloride) Injection
Vaprisol is an intravenous treatment for hyponatremia used in the critical care setting. Hyponatremia is an electrolyte disturbance in which sodium ion concentration in blood plasma is lower than normal. This can be associated with a variety of critical care conditions including congestive heart failure, liver failure, kidney failure and pneumonia. The product is a vasopressin receptor antagonist that raises serum sodium levels and promotes free water secretion. Vaprisol is contraindicated in patients with hypovolemic hyponatremia. The coadministration of Vaprisol with potent CYP3A inhibitors, such as ketoconazole, itraconazole, clarithromycin, ritonavir, and indinavir, is contraindicated. For full prescribing and safety information, including boxed warning, visit www.vaprisol.com.
About Vibativ® (telavancin) for Injection
Vibativ is a patented, FDA approved injectable anti-infective for the treatment of certain serious bacterial infections including hospital-acquired and ventilator-associated bacterial pneumonia and complicated skin and skin structure infections. It addresses a range of Gram-positive bacterial pathogens, including those that are considered difficult-to-treat and multidrug-resistant. Intravenous unfractionated heparin sodium is contraindicated with Vibativ administration due to artificially prolonged activated partial thromboplastin time (aPTT) test results for up to 18 hours after Vibativ administration. Vibativ is contraindicated in patients with a known hypersensitivity to telavancin. For more information please visit www.vibativ.com.
About Cumberland Emerging Technologies (CET)
Cumberland Emerging Technologies, Inc. (www.cet-fund.com) is a joint initiative between Cumberland Pharmaceuticals Inc., Vanderbilt University, LaunchTN and WinHealth. The mission of CET is to advance biomedical technologies and products conceived at Vanderbilt University and other regional research centers towards the marketplace.
CET helps manage the development and commercialization process for select projects, and provides expertise on intellectual property, regulatory, manufacturing and marketing issues that are critical to successful new biomedical products. CET’s Life Sciences Center provides laboratory space, equipment, and infrastructure for CET’s activities and other early-stage life sciences ventures.

FORWARD-LOOKING STATEMENTS:
This press release contains forward-looking statements, which are subject to certain risks and reflect Cumberland’s current views on future events based on what it believes are reasonable assumptions. No assurance can be given that these events will occur. Forward-looking statements include, among other things, statements regarding our intent, belief or expectations, and can be identified by the use of terminology such as “may,” “will,” “expect,” “believe,” “intend,” “plan,” “estimate,” “should,” “seek,” “anticipate” and other comparable terms or the negative thereof. As with any business, all phases of Cumberland’s operations are subject to factors outside of its control, and any one or combination of these factors could materially affect Cumberland’s operation results. These factors include market conditions, competition, an inability of manufacturers to produce Cumberland’s products on a timely basis, failure of manufacturers to comply with regulations applicable to pharmaceutical manufacturers, natural disasters, public health epidemics, maintaining an effective sales and marketing infrastructure, and other events beyond the company’s control as more fully discussed in its most recent 10-K as filed with the SEC. There can be no assurance that results anticipated by the company will be realized or that they will have the expected effects. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The company does not undertake any obligation to publicly revise these statements to reflect events after the date hereof.
SOURCE: Cumberland Pharmaceuticals Inc.

Investor Contact:	Media Contact:
Shayla Simpson	Molly Aggas
Cumberland Pharmaceuticals Inc.	Dalton Agency
(615) 255-0068	(704) 641-6641

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CUMBERLAND PHARMACEUTICALS INC. AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2021 and 2020
(Unaudited)

	2021	2020

ASSETS
Current assets:
Cash and cash equivalents	$27,040,816	$24,753,796
Accounts receivable, net	6,877,346	12,377,713
Inventories, net	8,429,882	10,638,157
Prepaid and other current assets	3,339,969	2,199,926
Total current assets	45,688,013	49,969,592
Non-current inventory	9,048,567	11,656,742
Property and equipment, net	442,635	574,169
Intangible assets, net	23,954,475	28,118,316
Goodwill	882,000	882,000
Operating lease right-of-use assets	1,024,200	2,028,148
Other assets	3,419,908	3,234,338
Total assets	$84,459,798	$96,463,305

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$9,640,980	$13,396,286
Operating lease current liabilities	969,677	1,016,779
Other current liabilities	8,668,303	11,254,381
Total current liabilities	19,278,960	25,667,446
Revolving line of credit	15,000,000	15,000,000
Operating lease non-current liabilities	90,016	1,059,693
Other long-term liabilities	7,488,844	7,862,772
Total liabilities	41,857,820	49,589,911
Commitments and contingencies
Equity:
Shareholders’ equity:
Common stock – no par value; 100,000,000 shares authorized; 14,742,754 and 14,988,429 shares issued and outstanding as of December 31, 2021 and 2020, respectively	48,452,906	49,121,523
Retained earnings (deficit)	(5,638,600)	(2,131,013)
Total shareholders’ equity	42,814,306	46,990,510
Noncontrolling interests	(212,328)	(117,116)
Total equity	42,601,978	46,873,394
Total liabilities and equity	$84,459,798	$96,463,305

CUMBERLAND PHARMACEUTICALS INC. AND SUBSIDIARIES
Consolidated Statements of Operations and Comprehensive Income (Loss)
(Unaudited)

	Three months ended December 31,		Years ended December 31,
	2021	2020	2021	2020
Revenues:
Net revenues	$8,319,861	$10,261,534	$35,985,043	$37,441,134
Costs and expenses:
Cost of products sold	3,325,243	2,266,018	8,811,248	8,653,020
Selling and marketing	3,305,979	3,604,541	15,015,424	14,765,465
Research and development	1,612,827	1,399,433	5,684,465	5,773,825
General and administrative	3,412,588	3,587,977	9,780,026	10,196,299
Amortization	1,017,220	1,149,511	4,371,300	4,434,120
Total costs and expenses	12,673,857	12,007,480	43,662,463	43,822,729
Operating income (loss)	(4,353,996)	(1,745,946)	(7,677,420)	(6,381,595)
Interest income	6,670	4,792	26,081	75,345
Other income	—	—	2,187,140	—
Interest expense	(27,734)	(35,897)	(98,031)	(263,627)
Income (loss) before income taxes	(4,375,060)	(1,777,051)	(5,562,230)	(6,569,877)
Income tax expense (benefit)	(12,516)	(10,479)	(34,891)	(55,902)
Net income (loss) from continuing operations	(4,387,576)	(1,787,530)	(5,597,121)	(6,625,779)
Discontinued operations net of tax	503,318	872,064	1,994,322	3,206,875
Net income (loss)	(3,884,258)	(915,466)	(3,602,799)	(3,418,904)
Net loss at subsidiary attributable to noncontrolling interests	36,561	31,690	95,212	79,496
Net income (loss) attributable to common shareholders	$(3,847,697)	$(883,776)	$(3,507,587)	$(3,339,408)

Earnings (loss) per share attributable to common shareholders:
-Continuing operations-basic	$(0.29)	$(0.12)	$(0.37)	$(0.43)
-Discontinuing operations-basic	0.03	0.06	0.13	0.21
Basic	$(0.26)	$(0.06)	$(0.24)	$(0.22)

-Continuing operations-diluted	$(0.29)	$(0.12)	$(0.37)	$(0.43)
-Discontinuing operations-diluted	0.03	0.06	0.13	0.21
Diluted	$(0.26)	$(0.06)	$(0.24)	$(0.22)
Weighted-average common shares outstanding:
Basic	14,800,722	15,031,942	14,904,834	15,162,184
Diluted	14,800,722	15,031,942	14,904,834	15,162,184

CUMBERLAND PHARMACEUTICALS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
Years ended December 31, 2021 and 2020
(Unaudited)

	2021	2020

Cash flows from operating activities:
Net income (loss)	$(3,602,799)	$(3,418,904)
Discontinued operations	1,994,322	3,206,875
Net income (loss) from continuing operations	(5,597,121)	(6,625,779)
Adjustments to reconcile net income (loss) to net cash flows provided by operating activities:
Depreciation and amortization expense	4,606,366	4,748,565
Deferred tax expense	—	21,802
Share-based compensation	741,867	1,046,516
Decrease in non-cash contingent consideration	(1,147,750)	(1,160,202)
Write-off of deferred offering costs	—	440,091
Increase in cash surrender value of life insurance policies over premiums paid	(282,207)	(154,611)
Noncash interest expense	34,053	47,636
Gain on forgiveness of debt	(2,187,140)	$—
Net changes in assets and liabilities affecting operating activities:
Accounts receivable	5,500,367	(4,518,707)
Inventories	4,816,450	2,131,347
Other current assets and other assets	(35,568)	1,210,489
Accounts payable and other current liabilities	(757,591)	6,569,002
Other long-term liabilities	(1,343,605)	(1,859,330)
Net cash provided by (used in) operating activities from continuing operations	4,348,121	1,896,819
Discontinued operations	1,994,322	3,518,242
Net cash provided by operating activities	6,342,443	5,415,061
Cash flows from investing activities:
Additions to property and equipment	(103,532)	(140,817)
Proceeds from surrender of life insurance policies	85,944	460,888
Premiums paid for life insurance policies	(33,375)	(104,750)
Additions to intangible assets	(250,930)	(1,973,110)
Note receivable investment funding	(200,000)	—
Net cash (used in) provided by investing activities	(501,893)	(1,757,789)

	2021	2020

Cash flows from financing activities:
Borrowings on line of credit	59,000,000	59,000,000
Payments on line of credit	(59,000,000)	(62,500,000)
Payments made in connection with repurchase of common shares	(1,386,849)	(1,851,526)
Cash settlement of contingent consideration	(2,166,681)	(819,180)
Repurchase of subsidiary shares from noncontrolling interest	—	(800,000)
Payments of deferred equity offering costs	—	(135,405)
Payments of deferred financing costs	—	(10,000)
Net cash (used in) financing activities	(3,553,530)	(7,116,111)
Net increase (decrease) in cash and cash equivalents	2,287,020	(3,458,839)
Cash and cash equivalents, beginning of year	24,753,796	28,212,635
Cash and cash equivalents, end of year	$27,040,816	$24,753,796

CUMBERLAND PHARMACEUTICALS INC. AND SUBSIDIARIES
Reconciliation of Net Income (Loss) Attributable to Common Shareholders to Adjusted Earnings (Loss) and Adjusted Diluted Earnings (Loss) Per Share
(Unaudited)

	Three months ended December 31,		Three months ended December 31,
	2021	2021	2020	2020
	Earnings impact	Earnings per share impact	Earnings impact	Earnings per share impact
Net income (loss) attributable to common shareholders	$(3,847,697)	$(0.26)	$(883,776)	$(0.06)
Less: Net loss at subsidiary attributable to noncontrolling interests	36,561	—	31,690	—
Net income (loss)	(3,884,258)	(0.26)	(915,466)	(0.06)
Discontinued operations	503,318	0.03	872,064	0.06
Net income (loss) from continuing operations	$(4,387,576)	(0.29)	(1,787,530)	(0.12)
Adjustments to net income (loss) from continuing operations
Income tax expense (benefit)	12,516	—	10,479	—
Depreciation and amortization	1,077,121	0.07	1,223,881	0.08
Share-based compensation (a)	224,786	0.02	241,178	0.02
Write down of expired inventory (b)	1,135,833	0.08	—	—
Write-off of deferred offering costs expense (c)	—	—	440,091	0.03
Interest income	(6,670)	—	(4,792)	—
Interest expense	27,734	—	35,897	—
Adjusted Earnings (loss) from continuing operations and Adjusted Diluted Earnings (loss) from continuing operations Per Share	$(1,916,256)	$(0.13)	$159,204	$0.01
Diluted weighted-average common shares outstanding:		14,800,722		15,031,942

	Year ended December 31,		Year ended December 31,
	2021	2021	2020	2020
	Earnings impact	Earnings per share impact	Earnings impact	Earnings per share impact
Net income (loss) attributable to common shareholders	$(3,507,587)	$(0.24)	$(3,339,408)	$(0.22)
Less: Net loss at subsidiary attributable to noncontrolling interests	95,212	—	79,496	—
Net income (loss)	(3,602,799)	(0.24)	(3,418,904)	(0.22)
Discontinued operations	1,994,322	0.13	3,206,875	0.21
Net income (loss) from continuing operations	$(5,597,121)	$(0.37)	$(6,625,779)	(0.43)
Adjustments to net income (loss) from continuing operations
Income tax expense (benefit)	34,891	—	55,902	—
Depreciation and amortization	4,606,366	0.31	4,748,565	0.31
Share-based compensation (a)	741,867	0.05	1,046,516	0.07
Write down of expired inventory (b)	1,135,833	0.08	—	—
Write-off of deferred offering costs expense (c)	—	—	440,091	0.03
Gain on forgiveness of debt (d)	(2,187,140)	(0.15)	—	—
Interest income	(26,081)	—	(75,345)	—
Interest expense	98,031	—	263,627	0.02
Adjusted Earnings (loss) from continuing operations and Adjusted Diluted Earnings (loss) from continuing operations Per Share	$(1,193,354)	$(0.08)	$(146,423)	$(0.01)
Diluted weighted-average common shares outstanding:		14,904,834		15,162,184

The company provided the above adjusted supplemental financial performance measures, which are considered “non-GAAP” financial measures under applicable SEC rules and regulations. These financial measures should be considered supplemental to, and not as a substitute for, financial information prepared in accordance with Generally Accepted Accounting Principles (“GAAP”). The definition of these supplemental measures may differ from similarly titled measures used by others.
Because these supplemental financial measures exclude the effect of items that will increase or decrease the company’s reported results of operations, management encourages investors to review the company’s consolidated financial statements and publicly filed reports in their entirety. A reconciliation of the supplemental financial measures to the most directly comparable GAAP financial measures is included in the tables accompanying this release.
Cumberland’s management believes these supplemental financial performance measures are important as they are used by management, along with financial measures in accordance with GAAP, to evaluate the company’s operating performance. In addition, Cumberland believes that they will be used by certain investors to measure the company’s operating results. Management believes that presenting these supplemental measures provides useful information about the company’s underlying performance across reporting periods on a consistent basis by excluding items that Cumberland does not believe are indicative of its core business performance or reflect long-term strategic activities. Certain of these items are not settled through cash payments and include: depreciation, amortization, share-based compensation expense and income taxes. Cumberland utilizes its net operating loss carryforwards to pay minimal income taxes. In addition, the use of these financial measures provides greater transparency to investors of supplemental information used by management in its financial and operational decision-making, including the evaluation of the company’s operating performance.

The Company defines these supplemental financial measures as follows:
•Adjusted Earnings: net income (loss) adjusted for the impact of discontinued operations, income taxes, depreciation and amortization expense, share-based compensation, write down of expired inventory, write-off of deferred offering costs expense, loan forgiveness and other income and interest expense.
    (a) Represents the share-based compensation of Cumberland.

(b) Represents the write down of expired inventory.

(c) Represents the write-off of deferred offering costs associated with our previous S-3.

(d) Represents the forgiveness of the PPP Loan by the Small Business Administration.

•Adjusted Diluted Earnings Per Share: Adjusted Earnings (loss) divided by diluted weighted-average common shares outstanding.